SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement

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[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          UNION CARBIDE CORPORATION
               (Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Union Carbide Corporation 	39 Old Ridgebury Rd., Danbury, CT  06817-0001

                                                    Telephone:  203-794-3022
                                                    Facsimile:  203-794-3334
Strategic Planning, Investor Relations and Public Affairs



                                                          April 22, 1999


Re: Union Carbide Corporation's Proxy Statement, dated March 15, 1999 Proposal 3 - State of Wisconsin Investment Board (SWIB)
        Binding By-Law Resolution on Shareholder Rights Plans

Dear :

I am writing to you to once again urge you to vote your shares against Proposal 3.

While SWIB claims it is not objecting to all rights plans, and that its proposal is only intended to allow shareholders to vote on any future Union Carbide rights plan, please consider the possibility that passage of Proposal 3 may, in effect, disenfranchise shareholders.

Approval of Proposal 3 requires the affirmative vote of only a majority of the votes cast. However, SWIB has drafted this binding by-law so that, once passed, it requires the affirmative vote of the majority of the company's outstanding shares to amend or repeal the by-law or adopt any rights plan. This is an extremely high vote threshold, because brokers cannot vote proxies on rights plans without instructions from beneficial holders.

As of today, just four business days prior to our shareholder meeting, proxies have been returned representing about two-thirds of outstanding shares. However, fewer than one third of Union Carbide's outstanding shares have been voted on Proposal 3, despite considerable effort by both Union
Carbide and SWIB to "get out the vote."   Although we cannot predict how many
shares will be voted before the polls close, this is indicative of how very difficult it is to obtain the vote of a majority of outstanding shares, either for or against, on any controversial issue. Thus, as a practical matter, the effect of this by-law could be to block even the shareholders' ability to adopt any rights plan.

Based upon the opinion of the company's counsel, the language of New York law is clear that the binding by-law proposed by SWIB is invalid. Nevertheless, SWIB argues that the law is unsettled because no one has previously challenged the company's position in court and urges shareholders to "let the courts decide." Please do not let SWIB make our company a test case and embroil us in costly, protracted and unnecessary litigation!

While your policy may be to favor shareholder proposals on rights plans, we ask you to consider carefully this specific proposal and its potential impact on Union Carbide. For the reasons stated in this letter and in Union Carbide's proxy statement, we believe that this proposal is in the interests of neither the company nor its shareholders.

                                        2

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We urge you to vote against Proposal 3.  If you have already voted in favor of Proposal 3, we ask you to reconsider. If you have voted against, we thank you for your support.

                                                        Sincerely,





                                                        /s/ Joseph S. Byck
                                                        Joseph S. Byck